                                    AMENDMENT
                                       TO
                   INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     This Amendment to Investment Advisory and Management Agreement, made as of the 18th day of February, 1997, by and between Piper Global Funds Inc., a Minnesota corporation (the "Company"), on behalf of the Pacific-European Growth Fund series of the Company (the "Fund"), and Piper Capital Management Incorporated, a Delaware corporation (the "Adviser").

     WHEREAS, the Company has entered into an Investment Advisory and Management Agreement with the Adviser dated August 28, 1992 (the "Advisory Agreement") whereby the Company engaged the Adviser to act as investment adviser for, and to manage the affairs, business and investment of the assets of, the Fund.

     WHEREAS, under the terms of the Advisory Agreement, the Company is required to pay to the Adviser a Basic Fee, as defined in the Advisory Agreement, subject to adjustment based on a comparison of the investment performance of the Fund for the applicable performance period to the investment record of the Morgan Stanley Capital International EAFE Index ("EAFE").

     WHEREAS, effective February 18, 1997, the shares of the Fund will be issued in multiple classes.

     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of shareholders for the Basic Fee to be subject to adjustment based on a comparison of the investment performance of the Class A shares of the Fund for the applicable performance period to the investment record of EAFE.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, Section 2 of the Advisory Agreement is hereby amended to read as follows:

          2. COMPENSATION FOR SERVICES. In payment for all services, facilities, equipment and personnel, and for other costs of the Adviser hereunder, the Company shall pay to the Adviser, from the assets of the Fund, a monthly investment advisory fee determined by applying the annual rate of 1.00% to the Fund's average daily net assets up to $100 million, the annual rate of .875% to such assets between $100 million and $200 million, and the annual rate of .75% to such assets in excess of $200 million and multiplying such amount by 1/12 (the "Basic Fee"). The Basic Fee shall be subject to adjustment based on a comparison of the investment performance of the Class A shares of the Fund for the applicable performance period to the investment record of the Morgan Stanley Capital International EAFE-sm- Index ("EAFE").
     For purposes of calculating such performance adjustment, the applicable performance period shall be a rolling 12-month period comprised of the most recent calendar month and the 11 immediately preceding calendar months. The Basic Fee, plus or minus the performance adjustment, shall be calculated and paid to the Adviser monthly. The monthly performance adjustment shall be calculated as follows: (a) for each percentage point by which the investment performance of the Fund's Class A shares exceeds that of EAFE (subject to a maximum of 5 percentage points), the Basic Fee shall be increased by an amount equal to the product of .05% of the Fund's average daily net assets and 1/12, and
     (b) for each percentage point by which the investment performance of the Fund's Class A shares is exceeded by that of EAFE (subject to a maximum of 5 percentage points), the Basic Fee shall be decreased by an amount equal to the product of .05% of the Fund's average daily net assets and 1/12.

                   RANGE OF PERMITTED INCREASES OR DECREASES
                    TO THE BASIC FEE ON AN ANNUALIZED BASIS

          Percentage Point Difference
            Between Performance of              Adjustment
            Class A Shares of Fund             to Basic Fee
          and % Change in EAFE Index           (Annualized)
          -----------------------------        -------------
                     +5 percentage                  +.25%
                        points or more
                     +4                             +.20
                     +3                             +.15
                     +2                             +.10
                     +1                             +.05
                     +0                             0
                     -1                             -.05
                     -2                             -.10
                     -3                             -.15
                     -4                             -.20
                     -5 percentage                  -.25
                        points or more

          In comparing the investment performance of the Fund's Class A shares to the investment record of the EAFE, dividends and other distributions of the Fund's Class A shares and dividends and other distributions reported with respect to component securities of the EAFE during the performance period will be treated as having been reinvested. Investment performance of the Fund's Class A shares will be calculated based on the total return of such shares for the applicable period, which consists of the total net asset value of such shares at the end of the applicable period, including reinvestment of dividends and distributions, less the net asset value of such shares at the commencement of the applicable period divided by the net asset value of such shares at the commencement of the applicable period. Fractions of a percentage point are recorded to the nearest whole point (to the higher whole point if exactly one-half).

          For purposes of the calculation of such fee, "average daily net assets" for a particular period shall be determined on the basis of the Fund's net assets as determined as of the close of each business day of the month pursuant to the currently effective prospectus of the Fund. Such fee shall be payable on the fifth day of each calendar month for services performed hereunder during the preceding month. If this Agreement terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.

     IN WITNESS WHEREOF, the Company and the Adviser have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                   PIPER GLOBAL FUNDS INC.


                                   By  /s/ William H. Ellis
                                      ---------------------------------------
                                      Its     Chairman
                                         ------------------------------------

                                   PIPER CAPITAL MANAGEMENT
                                      INCORPORATED


                                   By  /s/ Robert H. Nelson
                                      ---------------------------------------
                                      Its  Senior Vice President
                                      ---------------------------------------

                                       3